UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-12

The Black & Decker Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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February 12, 2010

Dear Black & Decker Stockholder:

We recently mailed to you a joint proxy statement/prospectus of The Stanley Works and The Black & Decker Corporation requesting your support of the merger between the two companies at a special meeting of Black & Decker stockholders scheduled for March 12, 2010.

Please Vote Your Black & Decker Shares Today.

Your vote is very important regardless of the number of shares you own. Approval of the merger requires the affirmative vote of two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker. Please return the enclosed proxy card in the postage-paid envelope provided. You also may vote your shares by telephone or internet by following the instructions on your proxy card.

The combination of Stanley and Black & Decker is expected to have significant financial and strategic benefits to the combined company and its shareholders, including, but not limited to, the following:

•

Combining the significant brand equity inherent in both companies will create a supplier of choice for tools, with even greater worldwide recognition and appeal among retailers, commercial customers and individual consumers;

•

The combined company will have greater scale in hand and power tools and storage, mechanical and electronic security, as well as a continued strong presence in engineered fasteners and plumbing products, and will also have a broader geographic sales footprint with additional strength in emerging markets; and

•

Based on the closing prices of the common stock of Black & Decker and Stanley as of October 30, 2009, the trading day immediately prior to the date of the merger agreement, the 1.275 exchange ratio in the merger implied a premium of approximately 22% to Black & Decker stockholders over Black & Decker’s then-current stock price.

The benefits of the combination of Stanley and Black & Decker are summarized in the joint proxy statement/prospectus. Stockholders are urged to read the entire joint proxy statement/prospectus carefully.

The Black & Decker board of directors, by the unanimous vote of its directors, with Mr. Archibald (Chairman, President and Chief Executive Officer) abstaining, declared advisable the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger), on substantially the terms and conditions set forth in the merger agreement, and recommends that the stockholders of Black & Decker vote “FOR” the merger on substantially the terms set forth in the merger agreement.

There are three-ways to vote your Black & Decker shares:

•	By Telephone – Stockholders in the United States can submit their vote by calling (800) 454-8683; please have the control number located on your proxy card available;

•	By Internet – Stockholders can submit their vote via Internet at www.proxyvote.com ; please have the control number located on your proxy card available; or

•	By Mail – Stockholders can vote by mail by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Your vote is important. Please take the time TODAY to ensure that your shares are represented at the Special Meeting of Stockholders.

We thank you for your continued support of The Black & Decker Corporation.

Sincerely,

Natalie A. Shields Vice President and Corporate Secretary

If you have questions regarding the Special Meeting or need assistance in voting your shares, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com